                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Soliciting Material Under
[ ]  Confidential, For Use of the              Rule 14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials


                                 iVillage Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.



1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:



________________________________________________________________________________
[ ]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

________________________________________________________________________________
2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
3)   Filing Party:

________________________________________________________________________________
4)   Date Filed:

________________________________________________________________________________


----------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

                               [GRAPHIC OMITTED]

                             500-512 Seventh Avenue
                            New York, New York 10018


                                                                  July 20, 2001



Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders which will be held at the Hilton Times Square, Empire Room, 234 West 42nd Street,
New York, New York at 10:00 a.m. on Wednesday, August 15, 2001. On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

   Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

   I hope that you will attend the meeting and I look forward to seeing you there.

                                   Sincerely,


                                   /s/ DOUGLAS W. MCCORMICK

                                   DOUGLAS W. MCCORMICK
                                   Chairman and Chief Executive Officer
                                 iVILLAGE INC.
                             500-512 Seventh Avenue
                            New York, New York 10018



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On August 15, 2001


   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of iVillage Inc., a Delaware corporation ("iVillage"), will be held on Wednesday, August 15, 2001, at 10:00 a.m. (local time), at the Hilton Times Square, Empire Room, 234 West 42nd Street, New York, New York, for the following purposes:

     1. To elect four Class III Directors to the Board of Directors of iVillage;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2001; and

     3. To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

   Stockholders of record at the close of business on July 16, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available at the Annual Meeting and, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, at the office of the Secretary of iVillage, 500-512 Seventh Avenue, New York, New York, during ordinary business hours.

   All stockholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

                             YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                   By Order of the Board of Directors,



                                   /s/ STEVEN A. ELKES


                                   Steven A. Elkes
                                   Secretary

New York, New York
July 20, 2001
                                 iVILLAGE INC.
                             500-512 Seventh Avenue
                            New York, New York 10018

                                ----------------
                                PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 15, 2001


   This proxy statement is furnished to stockholders of iVillage Inc. ("iVillage") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of iVillage (the "Board") for use in voting at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Hilton Times Square, Empire Room, 234 West 42nd Street, New York, New York on Wednesday, August 15, 2001, at 10:00 a.m., and at any adjournment or postponement thereof.

   This proxy statement, and the accompanying form of proxy, are first being mailed to stockholders on or about July 23, 2001.


                   VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

   The Board has fixed the close of business on July 16, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of July 16, 2001, iVillage had issued and outstanding 51,246,266 shares of common stock, comprising all of iVillage's issued and outstanding voting stock.

Revocability and Voting of Proxies

   Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

   o by writing a letter delivered to Steven A. Elkes, Secretary of iVillage, stating that the proxy is revoked;

   o by submitting another proxy with a later date; or

   o by attending the Annual Meeting and voting in person.

   Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

   Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted:
(i) FOR the election of each of iVillage's nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of iVillage for the fiscal year ending December 31, 2001; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. iVillage does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

   Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders, including the election of directors. Cumulative voting by stockholders is not permitted.

   The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

   A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for the purpose of the election of directors.

Solicitation

   We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS


   The By-Laws of iVillage provide that the Board of Directors is divided into three classes, denominated Class I, Class II and Class III, the terms of which expire successively over a three-year period. At the Annual Meeting, four individuals will be elected as Class III directors for a three-year term until their successors are elected and qualified.

   The Board of Directors currently has ten members. Nancy Evans, Habib Kairouz, Edward T. Reilly and Alfred Sikes are Class III Directors whose terms expire at the Annual Meeting and each of whom is a nominee for election. James Asher, John T. Healy and Lennert J. Leader are Class I Directors whose terms expire at the 2002 annual meeting of stockholders. Cathleen Black, Douglas W. McCormick and Daniel H. Schulman are Class II Directors whose terms expire at the 2003 annual meeting of stockholders.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors of iVillage. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than iVillage's nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of iVillage's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the 2004 annual meeting of stockholders or until his or her earlier death, resignation or removal. There is no family relationship between any director and any other director or executive officer of iVillage.

   On June 18, 2001 iVillage entered into a stockholder agreement with Hearst Communications, Inc. ("Hearst Communications") and iVillage and Hearst Communications amended and restated such stockholder agreement on June 20, 2001. Pursuant to the amended and restated stockholder agreement, iVillage is required to appoint three representatives of Hearst Communications to separate classes of the iVillage Board of Directors. iVillage must appoint one of these Board members to its Nominating Committee and one to its Compensation Committee. In addition, the amended and restated stockholder agreement requires that iVillage appoint five independent directors to its Board of Directors. An independent director is defined as any person who is not and has not been for the past three years affiliated with Hearst Communications or its affiliates or an employee of iVillage or any of its subsidiaries. Pursuant to the amended and restated stockholder agreement, iVillage has appointed Messrs. Asher and Sikes and Ms. Black to its Board of Directors as designees of Hearst Communications, with Mr. Sikes and Ms. Black also being appointed to iVillage's Compensation Committee and Nominating Committee, respectively.

   Under the amended and restated stockholder agreement, so long as Hearst Communications or its affiliates holds at least 10% of the outstanding voting securities of iVillage, Hearst Communications may recommend and iVillage's Nominating Committee must recommend to the iVillage Board of Directors that number of nominees of Hearst Communications or its affiliates as follows:

   o so long as Hearst Communications holds at least 14,547,723 shares of iVillage common stock, Hearst Communications may designate three nominees;

   o so long as Hearst Communications holds at least 12,001,871 shares of iVillage common stock, but less than 14,547,723 shares of iVillage common stock, Hearst Communications may designate two nominees; and

   o so long as Hearst Communications holds at least 1,818,466 shares of iVillage common stock, but less than 12,001,871 shares of iVillage common stock, Hearst Communications may designate one nominee.

   If, after the election of directors pursuant to the above requirements, the number of voting securities held by Hearst Communications decreases below the stated thresholds, any Hearst Communications designees serving on the iVillage Board of Directors must immediately resign. If the number of voting securities held by Hearst Communications falls below 1,818,466 shares of iVillage common stock, all Hearst Communications designated Board members must immediately resign. However, if the number of voting securities held by Hearst Communications returns to 1,818,466 shares or more of iVillage common stock, all rights and obligations under the amended and restated stockholder agreement revive for the duration of the term of the amended and restated stockholder agreement. The amended and restated stockholder agreement terminates on June 20, 2006 unless earlier terminated by iVillage and Hearst Communications. Upon any early termination, any Hearst Communications designees serving on the iVillage Board of Directors must immediately resign.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MS. EVANS AND MESSRS. KAIROUZ, REILLY AND SIKES AS DIRECTORS.

Director Information

   The following provides information about each nominee and continuing director, including data on their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. The information concerning the directors and their security holdings has been furnished to us by each director.

Class III Directors--Nominees for a Term of Three Years Expiring in 2004

   Nancy Evans, age 51, is a founder of iVillage and has been Editor-in-Chief since June 1995 and a director since December 1998. Ms. Evans was also Co-Chairperson of the Board from December 1998 through April 2001. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

   Habib Kairouz, age 34, has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Capital Partners, Inc., an investment advisory company, and has been with Rho since 1993. He also serves as a director at Mission Resources Corporation, an oil production and exploration company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

   Edward T. Reilly, age 54, has been a director of iVillage since April 2001. Since June 2001, Mr. Reilly has been the President and Chief Executive Officer of American Management Association. Mr. Reilly is also the incoming Chairman of the Board of the Advertising Council, a private nonprofit organization. From June 2000 to June 2001, Mr. Reilly focused his activities on serving on several boards including the Board for the National Council of La Raza and as Trustee of Lynchburg College. From May 1997 to June 2000, Mr. Reilly was President and Chief Executive Officer of Big Flower Holdings, Inc., an integrated marketing and advertising services company. From April 1996 to May 1997, Mr. Reilly was President and Chief Operating Officer of Big Flower Holdings, Inc. Prior to April 1996, Mr. Reilly held various positions at McGraw-Hill Companies and McGraw Hill Broadcasting, most recently as President of McGraw-Hill Broadcasting. Mr. Reilly serves as a director of Benedek Broadcasting Corporation. Mr. Reilly received a B.B.A from St. Francis College.

   Alfred Sikes, age 61, has been a director of iVillage since June 2001. Mr. Sikes has served as both Vice President of The Hearst Corporation and President of Hearst Interactive Media, a unit of The Hearst Corporation, since March 1993. From August 1989 to January 1993, Mr. Sikes served as Chairman of the Federal Communications Commission. Mr. Sikes also serves as a director of Hughes Electronics, Inc. Mr. Sikes received a B.A. from Westminster College and a J.D. from the University of Missouri Law School.

Class I Directors-To Continue in Office until 2002

   James Asher, age 51, has been a director of iVillage since June 2001. Mr. Asher has served as Senior Vice President and Chief Legal and Development Officer of The Hearst Corporation since March 2000 and served as Vice President and Chief Legal and Development Officer of The Hearst Corporation from October 1997 to March 2000. From 1990 to 1997, Mr. Asher served as Managing Partner and Executive Committee

Chair of the law firm of Rogers & Wells. Mr. Asher received a B.A. from Harvard University and an L.L.B. from New York University School of Law.

   John T. (Jack) Healy, age 61, has been a director of iVillage since November 2000. Since February 1996, Mr. Healy has been Principal of the H.A.M. Media Group, LLC. Prior to joining the H.A.M. Media Group, LLC, from August 1970 to July 1996, Mr. Healy held various positions and served most recently as President, ABC International Operations and Executive Vice President, ABC
Cable & International at Capital Cities/ABC Inc. Mr. Healy serves as a director of Newstar Inc. and StoryFirst Communications. Mr. Healy received a Masters of Economics and a B.A. from Brooklyn College.

   Lennert J. Leader, age 46, has been a director of iVillage since July 1998. Mr. Leader became President of AOL Time Warner Ventures upon the merger of America Online, Inc. and Time Warner Inc. in January 2001. Prior to the merger, Mr. Leader served as President of AOL Investments, a division of America Online, Inc., beginning in February 1998. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998. Prior to joining AOL, Mr. Leader was Vice President of Finance of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989. Prior to joining Morino, Inc., he was an audit manager at Price Waterhouse. Mr. Leader serves as a director of Multex, Inc. and Viewpoint, Inc. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

Class II Directors--To Continue in Office until 2003

   Cathleen Black, age 57, has been a director of iVillage since June 2001. Since November 1995, Ms. Black has served as the President, Hearst Magazines, a division of The Hearst Corporation. Ms. Black is also a Senior Vice President of The Hearst Corporation. From 1991 to November 1995, Ms. Black served as the President and Chief Executive Officer of the Newspaper Association of America. From 1983 to 1991, Ms. Black was the President of USA Today. Ms. Black also serves as a director of the Coca-Cola Company, International Business Machines and The Hearst Corporation. Ms. Black received a B.A. from Trinity College.

   Douglas W. McCormick, age 51, has been a director of iVillage since February 1999 and Chairman of the Board since April 2001. From April 2000 through July 2000, he served as President of iVillage and has been iVillage's Chief Executive Officer since July 2000. From 1998 to April 2000, Mr. McCormick was President of McCormick Media, a media consulting firm. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various other positions at Lifetime from 1984 to 1993 in the sales, marketing and research areas. Mr. McCormick also serves as a director of Streetmail.com, Zilo.com and Myers Consulting Group, and serves on Streetmail.com's Compensation Committee. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

   Daniel H. Schulman, age 43, has been a director of iVillage since February 1999. From May 2000 through May 2001, Mr. Schulman served as President and Chief Executive Officer of Priceline.com Inc. From June 1999 to May 2000, Mr. Schulman was President and Chief Operating Officer of Priceline.com. From October 1998 to June 1999, Mr. Schulman was an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. Mr. Schulman is currently a director of Net2Phone, Inc., an internet telephone service provider, and Symantec Corporation, a provider of Internet security software for business and personal computing. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

Board Meetings and Committees

   The Board of Directors held eight meetings during the fiscal year ended December 31, 2000 and acted five times by unanimous written consent. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

   The Audit Committee currently consists of directors Healy, Leader and Reilly. The Audit Committee reviews the internal accounting procedures of iVillage and recommends, consults with and reviews the services provided by iVillage's independent accountants. The Audit Committee held five meetings during the fiscal year ended December 31, 2000.

   The Compensation Committee currently consists of directors Healy, Kairouz, Schulman and Sikes. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The Compensation Committee held six meetings during the fiscal year ended December 31, 2000.

   The Nominating Committee currently consists of directors Black, Leader and McCormick. The Nominating Committee reviews and recommends to the Board of Directors the structure, compensation and protections of the Board of Directors, establishes criteria for membership to the Board of Directors and seeks out candidates for election as directors and members and chairs of committees of the Board of Directors. The Nominating Committee will consider candidates to the Board of Directors submitted by a stockholder of iVillage. Any submissions by stockholders should be in writing and directed to Douglas
W. McCormick, the Chairman of the Nominating Committee, c/o iVillage Inc., 500 Seventh Avenue, 14th Floor, New York, NY 10018. Each submission should include a statement by the stockholder that such person is a stockholder of iVillage as well as proof of stock ownership, biographical information relating to the proposed candidate including contact information and a brief statement, not to exceed 500 words, as to why such proposed candidate should be appointed to iVillage's Board of Directors. The Nominating Committee was formed in February 2001 and therefore held no meetings during the fiscal year ended December 31, 2000.

   During fiscal 2000, each incumbent director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees of the Board on which the director served during the period for which he was a director or committee member, respectively, except for Mr. Schulman.

Director Compensation

   Directors do not currently receive any cash compensation from iVillage for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan and the Amended and Restated 1999 Employee Stock Option Plan. Under iVillage's 1999 Director Option Plan, non-employee directors are eligible to receive non-discretionary, automatic stock option grants.

   On January 13, 2000, each non-employee director was granted an option to purchase 10,000 shares of common stock at an exercise price of $17.625 under the Amended and Restated 1999 Employee Stock Option Plan. On May 17, 2000, each non-employee director of iVillage was also granted an option to purchase 1,666 shares of iVillage's common stock at an exercise price of $8.3125 per share pursuant to the 1999 Director Option Plan.

   On April 5, 2001, iVillage's Board of Directors adopted a policy regarding the initial grant of stock options to purchase iVillage's common stock for new non-employee directors of iVillage who do not beneficially own, and are not affiliated with any entity that does beneficially own, greater than one percent (1%) of the then outstanding shares of iVillage common stock. Pursuant to such policy upon his or her initial election or appointment to the Board of Directors of iVillage, such non-employee director shall be granted options to purchase 30,000 shares of iVillage's common stock on the following terms: (i) an exercise price equal to the fair market value of iVillage's common stock on the date of grant, (ii) an option term of seven years from the date of grant,
(iii) vesting twenty-five percent (25%) per year over four years commencing on the one-year anniversary of the date of grant, and (iv) such other terms as are provided in the applicable stock option plan under which such options are granted, with the exception of an acceleration of vesting upon a change in control of iVillage.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


   Steven A. Elkes, age 39, has been Executive Vice President, Operations and Business Affairs since July 2000 and Secretary since October 1999. From April 1999 to July 2000, Mr. Elkes was Senior Vice President, Business Affairs. From August 1996 to April 1999, Mr. Elkes was Vice President, Business Affairs. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/ Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received his M.B.A. from Baruch College and his B.A from Grinnell College.

   Scott Levine, age 36, has been Chief Financial Officer since January 2001. From September 2000 until January 2001, Mr. Levine was Senior Vice President, Finance and interim Chief Financial Officer. From February 1999 to September 2000, Mr. Levine was Vice President, Controller and Chief Accounting Officer. From July 1998 to February 1999, Mr. Levine was Controller for FundTech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received his M.B.A from Baruch College and his B.A. from State University of New York, Buffalo.

   Nancy R. Alpert, age 48, has been Senior Vice President, Corporate Development of iVillage since October 2000. From 1994 to 2000, Ms. Alpert served as Senior Vice President, Business and Legal Affairs at Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. From 1992 to 1994, Ms. Alpert was Deputy General Counsel at Liz Claiborne, Inc., and from 1987 to 1992, Ms. Alpert served as Vice President and Deputy General Counsel at Telemundo Group, Inc., a U.S. Spanish-language broadcast television network. Ms. Alpert received her J.D. from the UCLA School of Law and her B.A. from Brandeis University.

   John M. Barbera, age 57, has been President of Sales and Sales Marketing since February 2001. From 1999 to February 2001, Mr. Barbera served as Chief Operating Officer for 24/7 Media Europe. From 1994 to 1999, Mr. Barbera ran his own consulting firm, J.B. Communications. From 1990 to 1994 Mr. Barbera was President of Turner Broadcasting Sales for Turner Broadcasting. Mr. Barbera held various other positions with Turner Broadcasting from 1978 to 1990. Mr. Barbera received his B.A. from Allegheny College.

   Richard Caccappolo, age 35, has been Chief Technology Officer and Senior Vice President of Product Development since September 2000 and served as Chief Technology Officer of iVillage from March 1999 to September 2000. From January 1998 to March 1999, Mr. Caccappolo served as the Chief Technology Officer of Kodak Polychrome Graphics, a supplier of products and services to graphic arts industries. From October 1994 to December 1997, Mr. Caccappolo served as Sun Chemicals' Director, Information Systems - Europe. Mr. Caccappolo received his M.B.A. from New York University, Leonard N. Stern School of Business and his B.S. from Cornell University.

   Jane Tollinger, age 58, has been Senior Vice President, Operations and Business Affairs since September 2000 and from June 2000 to September 2000 served as Vice President, Business Affairs. From June 1999 to June 2000, Ms. Tollinger served on several advisory boards. From September 1993 through June 1999, Ms. Tollinger served as Executive Vice President of Lifetime Television Network. Prior to September 1993, Ms. Tollinger held various management positions at Lifetime Television Network. Prior to joining Lifetime Television Network, Ms. Tollinger was an attorney with Columbia Pictures and previous to that was an associate with the Coudert Brothers law firm. Ms. Tollinger received a J.D. from Columbia Law School, an M.A. from Harvard University and a B.A. from Beloit College.

                             AUDIT COMMITTEE REPORT


   The information contained in the following report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C promulgated under the Exchange Act, other than as provided in Item 306 of Commission Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that iVillage specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in such filing.

   The Audit Committee of iVillage's Board of Directors is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. A copy of the Amended and Restated Audit Committee Charter is attached to this Proxy Statement as Appendix A. The Audit Committee reviews iVillage's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, and the preparation, presentation and integrity of iVillage's consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to below do not assure that the audit of iVillage's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that iVillage's independent auditors are in fact independent.

   In this context, the Committee has met and held discussions with management and the independent auditors regarding among other things the audited financial statements contained in the 2000 Annual Report on Form 10-K. Management represented to the Committee that iVillage's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

   In addition, the Committee has discussed with the independent auditors the auditors' independence from iVillage and its management, including the matters in the written disclosures and letter required by the Independence Standards Board Standard No.1, Independence Discussions With Audit Committees. The Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to iVillage is compatible with the auditors' independence. The Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

   The Committee discussed with iVillage's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of iVillage's internal controls, and the overall quality of iVillage's financial reporting.

   In reliance on the reviews and discussions referred to above, and subject to the limitations on the Audit Committee's role and responsibilities referred to above, the Committee recommended to the Board of Directors, and the Board approved, that iVillage's audited consolidated financial statements as of and for the fiscal year ended December 31, 2000 be included in iVillage's 2000 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of iVillage's independent auditors.

   Each Audit Committee member is "independent" as required by the listing standards of The Nasdaq Stock Market, Inc., except as set forth below. As permitted by the Nasdaq's rules and the Amended and Restated Charter of the Audit Committee and due to exceptional and limited circumstances, the Audit Committee of iVillage has one member, Mr. Leader, who may not be "independent" as defined in the Nasdaq's rules. iVillage has agreements with America Online, Inc. pursuant to which iVillage has paid to America Online, Inc. an aggregate of approximately $4.9 million, approximately $2.8 million and approximately $3.9 million for the years ended December 31, 2000, 1999 and 1998, respectively (each without taking into effect any payments that may have been made to America Online, Inc. during those years by iVillage's recently acquired subsidiary, Women.com Networks, Inc.). America Online, Inc. is a wholly owned subsidiary of AOL Time Warner Inc. Mr. Leader serves as President of AOL Time Warner Ventures, a division of AOL Time Warner Inc. The Board of Directors has determined that Mr. Leader's continued membership on the Audit Committee of the Board of Directors is required by the best interests of iVillage and its stockholders as a result of among other things:

   o Mr. Leader's financial and accounting background and expertise, including prior experience as the Chief Financial Officer of other public companies;

   o the fact that no other members of the Board of Directors have been employed as a Chief Financial Officer or in a similar capacity;

   o Mr. Leader's invaluable past contributions to the Audit Committee of the Board of Directors as a member of the Audit Committee;

   o Mr. Leader's institutional knowledge of iVillage and its financial and accounting practices, particularly in light of the fact that Mr. Leader is the only current member of the Audit Committee who has been a member of the Board of Directors of iVillage for longer than nine months, and such knowledge and history will provide continuity and stability to the Audit Committee proceedings;

   o Mr. Leader is not an employee of iVillage nor has Mr. Leader been an employee of iVillage during the past three years and is not an immediate family member of an employee;

   o Mr. Leader is the only member of iVillage's Board of Directors that has audit experience at one of the "big five" accounting firms and such experience is an invaluable tool to the Audit Committee in its discussions with iVillage's management and independent public accountants; and

   o the fact that Mr. Leader is the President of AOL Time Warner Ventures, an entity that does not provide any services to iVillage or receive any direct payments from iVillage under iVillage's agreements with America Online, Inc., an affiliate of AOL Time Warner Ventures.

   Respectfully submitted on July 17, 2001 by the members of the Audit Committee of the Board of Directors:

                          John T. Healy, Chairman
                          Lennert J. Leader
                          Edward T. Reilly

                             EXECUTIVE COMPENSATION


Summary Compensation Table

   The following table sets forth the compensation earned for services rendered to iVillage in all capacities for the fiscal years ended December 31, 1998, 1999 and 2000 by iVillage's Chief Executive Officer and its four next most highly compensated executive officers who earned more than $100,000 during the fiscal years ended December 31, 1998, 1999 and 2000 (collectively, the "Named Executive Officers"). Candice Carpenter was iVillage's Chief Executive Officer through July 2000 and Douglas W. McCormick has served in that capacity since July 2000.

                                                                                                                        Long-Term
                                                                                      Annual Compensation              Compensation
                                                                                      -------------------              ------------
                                                                                                                          Awards
                                                                                                                          ------
                                                                                                                        Securities
                                                                                                         Other          Underlying
                                                                                                         Annual        Options/SARs
Name and Principal Position                                          Year   Salary($)    Bonus($)    Compensation($)      (#)(1)
-----------------------------------------------------------          ----   ---------    --------    ---------------   ------------
Douglas W. McCormick(2)..........................................    2000    252,780           --          --            1,010,000
 Chief Executive Officer                                             1999         --           --          --               35,000
                                                                     1998         --           --          --                   --

Candice Carpenter(3).............................................    2000    400,079       90,000          --              100,000
 Former Chief Executive Officer                                      1999    225,000       90,000          --              333,334
                                                                     1998    225,000           --          --              153,334

Nancy Evans......................................................    2000    325,144       84,000          --              260,000
 Editor-in-Chief                                                     1999    208,750      134,000          --              116,667
                                                                     1998    195,000           --          --               76,667

John W. Glascott(4)..............................................    2000    231,015      209,580          --               30,000
 Former Senior Vice President,                                       1999    211,279       91,307          --               30,000
 Sponsorship                                                         1998    155,906       50,000          --               66,667

Steven A. Elkes..................................................    2000    242,578      168,790          --              128,333
 Executive Vice President,                                           1999    166,500      202,099          --                6,667
 Operations and Business Affairs                                     1998    158,968       12,150          --               16,667

Scott Levine(5)..................................................    2000    171,404      156,693          --               75,000
 Chief Financial Officer                                             1999    127,500           --          --               40,000
                                                                     1998         --           --          --                   --

---------------
(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan, Amended and Restated 1999 Employee Stock Option Plan or Amended and Restated 1999 Non-Qualified Stock Option Plan (as amended by Amendment No. 1) and generally vest 1/4 one year after the date of employment and the remainder in equal quarterly installments, except (i) for those options granted in 2000 to Mr. McCormick which vest as described in "Employment Arrangements" below and (ii) in the case of Mr. Glascott, who is vested in all 66,667 options granted in 1998, 16,875 of the 30,000 options granted in 1999, and 16,875 of the 30,000 options granted in 2000.
(2) Mr. McCormick joined iVillage in April 2000 as President and was appointed Chief Executive Officer in July 2000.
(3) Ms. Carpenter served as iVillage's Chief Executive Officer through July 2000. Ms. Carpenter has surrendered all 333,334 iVillage stock options granted in 1999 and 75,000 of the iVillage stock options granted in 2000. See "Employment Arrangements" below.
(4) Mr. Glascott joined iVillage in April 1998 and served as iVillage's Senior Vice President, Sponsorship through April 2001.
(5) Mr. Levine joined iVillage in February 1999 as Vice President, Controller and Chief Accounting Officer.

Employment Arrangements

   On October 5, 2000, iVillage and Ms. Carpenter entered into an agreement pursuant to which Ms. Carpenter agreed to resign as Chief Executive Officer of iVillage, effective August 1, 2000, and retain her position as Co-Chairperson of the Board of Directors. Ms. Carpenter further agreed to represent iVillage at certain speaking engagements and perform such other duties as are requested by iVillage's Chief Executive Officer and board of directors and shall receive compensation equal to $400,000 per year through December 31, 2002. In addition to that compensation, Ms. Carpenter is entitled to certain benefits and bonus compensation, if approved by the Compensation Committee, on a pro rata basis reflecting Ms. Carpenter's tenure as Chief Executive Officer for the seven (7) month period ended July 31, 2000. Ms. Carpenter is also entitled to the continued vesting of her existing stock options through December 31, 2002 and an extension of the due date to December 31, 2002 on the promissory note issued by Ms. Carpenter to iVillage dated June 5, 1998. See "Certain Transactions" for additional information regarding the agreements between iVillage and Ms. Carpenter. In consideration for the payments to her and iVillage's obligations under the agreement, Ms. Carpenter has entered into a non-compete agreement that survives for six months after December 31, 2002 and has agreed to release and discharge iVillage from any and all claims which exist, have existed or may arise out of or in any way are related to her relationship with, including her employment with, or departure from, iVillage or the execution of the agreement.

   In April 2001, iVillage and Ms. Carpenter amended their previous agreement to provide that Ms. Carpenter would resign as a member of iVillage's board of directors but would remain an iVillage employee available for special projects at the request of iVillage's Chief Executive Officer and board of directors through December 31, 2002. Ms. Carpenter received a one-time lump sum cash payment of $1,327,900 (less an interest payment of $27,900 on her promissory note to iVillage) in lieu of the salary, bonus and other payments set forth in her October 2000 agreement with iVillage and will receive a monthly salary of $3,100 in 2001 and $2,325 in 2002 (each less set-offs for future interest payments on her promissory note) through December 31, 2002. The amendment also provided that Ms. Carpenter would surrender 333,334 iVillage stock options with an exercise price of $24.00 and 75,000 iVillage stock options with an exercise price of $17.17 to iVillage.

   On November 29, 2000, iVillage entered into an employment agreement with Douglas W. McCormick. Mr. McCormick's employment agreement provides for an initial annual base salary of $500,000 and eligibility to receive a bonus pursuant to iVillage's bonus plan of up to forty percent (40%) of his base salary upon satisfaction of objectives determined by the board of directors or the Compensation Committee. iVillage has also granted to Mr. McCormick options to purchase shares of its common stock which expire 7 years after the date of grant. Specifically, Mr. McCormick was granted options to purchase: (a) 600,000 shares of iVillage's common stock at an exercise price equal to $1.25 per share (the fair market value of the common stock on the effective date of the employment agreement); (b) 200,000 shares of common stock at an exercise price of $3.50 per share; and (c) 200,000 shares of common stock at an exercise price of $5.00 per share. Each grant of options described above shall vest in equal quarterly installments commencing three (3) months from the effective date of the employment agreement over a period of thirty (30) months.

   Mr. McCormick's employment agreement is effective as of November 29, 2000 for a period of thirty (30) months. Pursuant to the employment agreement, if Mr. McCormick voluntarily terminates his employment without "good reason" (as defined in the agreement) or is terminated for "cause" (as defined in the agreement) prior to the expiration of the employment agreement, iVillage shall pay him base compensation and benefits through the effective date of his termination and iVillage will have no obligation to pay Mr. McCormick his base salary, any bonus or other compensation (including options) for the remainder of the term of the employment agreement. If Mr. McCormick is terminated without cause or resigns for good reason prior to the expiration of the initial term of the employment agreement, iVillage shall pay him his base compensation and benefits through the effective date of termination and shall pay him cash equal to his base salary for a twelve (12) month period, to be paid monthly, and the normal vesting of any options issued to Mr. McCormick shall continue over this twelve (12) month period.

   Notwithstanding the foregoing, in the event Mr. McCormick's employment is terminated for any reason: (i) prior to the six month anniversary of the effective date of the employment agreement, Mr. McCormick shall immediately vest in one third (1/3) of the options, as described above, granted to him at an exercise price of $1.25 to the extent not otherwise vested; or (ii) on or after the six month anniversary but prior to the one-year anniversary of the effective date of the employment agreement, Mr. McCormick shall immediately vest in two fifths (2/5) of such options.

Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2000. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was at least equal to the fair market value of the common stock on the date of grant as determined by the Board of Directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant (or exercise price per share, if higher) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.


                                                      Percent of                                Potential Realizable
                                       Number of         Total                                    Value at Assumed
                                       Securities       Options                                 Annual Rates of Stock
                                       Underlying       Granted       Exercise                   Price Appreciation
                                        Options      To Employees     Price Per                    for Option Term
                                        Granted     in Fiscal Year      Share     Expiration    ---------------------
Name                                      (#)             (%)          ($/Sh)        Date         5%($)       10%($)
----                                   ----------   --------------    ---------   ----------    ---------   ---------
Douglas W. McCormick...............      10,000            0            17.17       1/21/07       241,543     334,517
                                        600,000           14             1.25      11/29/07     1,055,325   1,461,538
                                        200,000            5             3.50      11/29/07       984,970   1,364,102
                                        200,000            5             5.00      11/29/07     1,407,100   1,948,717
Candice Carpenter(1)...............     100,000            2            17.17       1/21/07     2,415,429   3,345,168
Nancy Evans........................      60,000            1            17.17       1/21/07     1,449,257   2,007,101
                                        200,000            5             7.50        6/8/07     2,110,651   2,923,076
John W. Glascott(2)................      30,000            1            17.17       1/21/07       724,629   1,003,550
Steven A. Elkes....................      43,333            1            17.17       1/21/07     1,046,678   1,449,562
                                         85,000            2             7.50        6/8/07       897,027   1,242,307
Scott Levine.......................      75,000            2             1.25      11/29/07       131,916     182,692


---------------
(1) Please see "Executive Compensation--Employment Arrangements" for a discussion of certain options surrendered by Ms. Carpenter as of April 1, 2001.
(2) As of April 2001, Mr. Glascott is no longer employed by iVillage.

Fiscal Year-End Option Values

   The following table sets forth information with respect to the Named Executive Officers concerning stock options held during the fiscal year ended December 31, 2000 and exercisable and unexercisable options held as of December 31, 2000. No options were exercised during fiscal 2000 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $1.0625 per share, the assumed fair market value of the common stock at December 31, 2000, less the exercise price per share.


                                                  Number of Securities Underlying      Value of Unexercised In-The-
                                                   Unexercised Options at Fiscal                   Money
                                                           Year-End (#)                 Options at Fiscal Year-End
                                                 --------------------------------    --------------------------------
Name                                               Exercisable      Unexercisable      Exercisable     Unexercisable
 -----------------------                         --------------    --------------    --------------    --------------
Douglas W. McCormick .........................        22,639          1,022,361            --                --
Candice Carpenter(1) .........................       216,111            463,891            --                --
Nancy Evans ..................................        98,960            354,374            --                --
John W. Glascott(2) ..........................        49,167             77,500            --                --
Steven A. Elkes ..............................        41,977            143,024            --                --
Scott Levine .................................        17,603             97,397            --                --

---------------
(1) Please see "Executive Compensation--Employment Arrangements" for a discussion of certain options surrendered by Ms. Carpenter as of April 1, 2001.
(2) As of April 2001, Mr. Glascott is no longer employed by iVillage.


                         COMPENSATION COMMITTEE REPORT


   The Compensation Committee of the board of directors currently consists of John T. Healy, Habib Kairouz, Daniel H. Schulman and Alfred Sikes, all of whom are non-employee directors of iVillage. The Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of iVillage and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The following is the report of the Committee describing compensation policies and rationale applicable to iVillage's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 2000. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or subject to Regulation 14A or 14C promulgated under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act, except to the extent that iVillage specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in such filing.

Philosophy and Review of Compensation

   iVillage's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and media marketplaces. iVillage uses salaries, bonuses and stock options to meet these goals.

   The compensation program is structured to recognize each executive's level of responsibility and to reward exceptional individual and corporate performance. The program takes into account both annual operating results and the desirability of providing incentives for future improvement. This includes the ability to implement iVillage's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the Chief Executive Officer ("CEO"), are based on the same criteria.

   The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to iVillage's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws. However, tax consequences, including but not limited to tax deductibility by iVillage, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Committee or iVillage. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. For example, the grant of 1,000,000 stock options to Mr. McCormick in November 2000 under iVillage's Amended and Restated 1999 Non-Qualified Stock Option Plan, as amended by Amendment Number 1, which plan was never submitted for stockholder approval, may result in the loss of potential tax deductions to iVillage.

Base Salaries

   Base salary levels for the CEO and other executive officers are intended to compensate executives competitively within the Internet and media marketplaces. Salaries and salary adjustments are based on the responsibilities, performance and experience of each executive, regular reviews of competitive positioning (comparing iVillage's salary structure with that of similar companies) and business performance. While there is no specific weighting of these factors, the responsibilities, performance and experience of each executive and reviews of competitive positioning are the most important considerations. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the Stock Performance Graph are also included in surveys reviewed by the Committee in determining salary levels for the CEO and other executive officers of iVillage. Base salaries for executives are reviewed annually by the Committee.

Bonuses

   Bonuses or other short-term cash awards to executives are directly based on iVillage's fiscal year operating results and recognize contributions to the business during the fiscal year. The specific bonus the CEO and each of the other seven senior executive officers receives is dependent on the executive's level of responsibility, individual performance and iVillage's performance, although annual bonuses for the CEO and other senior executive officers are generally targeted at 40% of the executive's base salary. Levels of responsibility are evaluated annually by the Compensation Committee. Assessments of individual performance are made annually by the Compensation Committee after receiving the evaluations and recommendations of the CEO. Such assessments are based on a number of factors, including individual and corporate performance, initiative, business judgement and management skills. Assessments of iVillage's performance are made annually by the Compensation Committee based on iVillage's operating and financial results and satisfaction of specified performance targets.

   The bonuses awarded to Mr. McCormick and Ms. Carpenter for fiscal 2000 reflects each of their significant personal contributions to the business and leadership in building iVillage's revenues and capital position. The award was based on the Compensation Committee's general evaluation of each of Mr. McCormick's and Ms. Carpenter's respective overall contribution as CEO to iVillage's performance levels. The Compensation Committee believes that Mr. McCormick's and Ms. Carpenter's respective cash compensation (salary and cash bonus) was appropriate in relation to compensation of CEOs of comparable companies, including the companies comprising the peer group reflected in the Stock Performance Graph, taking into account the size and business results of iVillage and those companies.

Long-Term Equity Incentives

   iVillage provides long-term incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of iVillage's common stock. iVillage stock options are generally granted at an exercise price equal to 100% of the fair market on the date of grant, have a seven-year term and generally vest in installments over 48 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of iVillage's common stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with iVillage. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to iVillage's performance, the executive officer's anticipated contribution in meeting iVillage's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other comparable companies. The Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long-term strategic and performance objectives and each executive's current and anticipated contributions to iVillage's future performance. Reflecting the increasing scope of iVillage's business, the Committee recommended (and the full Board of Directors granted) non-qualified stock option grants in November 2000 for the CEO under the Amended and Restated 1999 Non-Qualified Stock Option Plan (as amended by Amendment No. 1) to purchase (i) 600,000 shares of common stock, at an exercise price equal to $1.25 per share; (ii) 200,000 shares of common stock, at an exercise price of equal to $3.50 per share, and (iii) 200,000 shares of common stock, at an exercise price equal to $5.00 per share. The stock options granted to the CEO vest in equal quarterly installments over thirty months, subject to acceleration upon a "change of control" of iVillage and in certain other limited circumstances. The Committee also recommended (and the full Board of Directors granted) stock option grants for the other current senior executive officers of an aggregate of 813,333 shares during fiscal 2000. These options generally vest over four years from the date of grant.

Other Compensation

   iVillage's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO Compensation

   Douglas W. McCormick is Chief Executive Officer of iVillage. The Committee reviews Mr. McCormick's compensation annually using the same criteria and policies as are employed for other executive officers. The Board of Directors determined Mr. McCormick's compensation based on the Committee's recommendations.

                     Members of the Compensation Committee

                            Habib Kairouz, Chairman
                                 John T. Healy
                               Daniel H. Schulman
                                  Alfred Sikes


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended December 31, 2000, Habib Kairouz, Michael Levy, Douglas McCormick, John T. Healy and Daniel Schulman served on the
Compensation Committee at various times. None of these individuals either during or prior to their tenure on the Compensation Committee was an officer or employee of iVillage or any of its subsidiaries and no "compensation committee interlocks" existed during fiscal 2000. Douglas McCormick resigned from the Compensation Committee in April 2000 when he became President of iVillage. Michael Levy resigned from the Board and the Compensation Committee in October 2000.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


   The following table sets forth certain information regarding the beneficial ownership of iVillage common stock as of June 30, 2001 of (i) each person known by iVillage to beneficially own more than 5% of its common stock, (ii) each director or director nominee of iVillage, (iii) each executive officer of iVillage for whom information is given in the Summary Compensation Table in this proxy statement, and (iv) all directors and executive officers of iVillage as a group.


                                                                                                                Actual     Adjusted
                                                                                                              Percent of    Percent
Name of Beneficial Owner                                                                Number of Shares        Class      of Class
------------------------                                                              Beneficially Held(1)    (%)(1)(2)     (%)(2)
                                                                                      --------------------    ----------   --------
Hearst Communications, Inc. (3)...................................................         18,184,653            39.5        32.1
 959 Eighth Avenue
 New York, NY 10019
Capital Group International, Inc. and Capital Guardian Trust Company (4)..........          2,963,600             6.7         5.4
 11100 Santa Monica Boulevard
 Los Angeles, California 94109
Lennert J. Leader (5).............................................................          2,522,817             5.7         4.6
AOL Time Warner Inc. (6)..........................................................          2,511,983             5.7         4.6
 75 Rockefeller Plaza
 New York, New York 10019
Habib Kairouz (7).................................................................          1,679,719             3.8         3.1
Douglas W. McCormick (8)..........................................................            931,750             2.1         1.7
Candice Carpenter (9).............................................................            624,585             1.4         1.1
 799 Park Avenue
 Apt. 20B
 New York, NY 10021
Nancy Evans (10)..................................................................            463,191             1.0           *
John W. Glascott (11).............................................................            138,667               *           *
 174 River Road
 Scarborough, NY 10510
Steven A. Elkes (12)..............................................................            102,840               *           *
Daniel Schulman (13)..............................................................             57,500               *           *
Scott Levine (14).................................................................             39,314               *           *
Edward T. Reilly..................................................................             25,000               *           *
James Asher.......................................................................              3,960               *           *
Alfred Sikes (15).................................................................              1,932               *           *
Cathleen Black....................................................................                322               *           *
John T. Healy.....................................................................                 --               *           *
All directors and executive officers as a group (18 persons)......................          6,685,158            14.5        11.8

---------------
*    Less than one percent of the outstanding common stock.
(1) Unless otherwise indicated, the address for each listed director or officer is c/o iVillage Inc., 500-512 Seventh Avenue, New York, New York 10018. As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired within 60 days from June 30, 2001 through the exercise of any option or warrant. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and actual percentage are based upon 43,955,234 shares of common stock outstanding as of June 30, 2001. The amounts stated in the column titled "Number of Shares Beneficially Held" for each of Hearst Communications, Inc., James Asher, Cathleen Black and Alfred Sikes assumes that their shares of Women.com Networks, Inc. ("Women.com") were exchanged for shares of iVillage common stock on or prior to June 30, 2001 as described in Note (2) below.

(2) On June 18, 2001 iVillage acquired Women.com pursuant to an Agreement and Plan of Merger dated as of February 5, 2001 by and among iVillage, Stanhope Acquisition Sub, LLC ("Stanhope Acquisition Sub") and Women.com and as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of February 22, 2001 and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated as of April 27, 2001 (collectively, the "Merger Agreement"). Pursuant to the Merger Agreement, Stanhope Acquisition Sub was merged with and into Women.com, with Women.com as the surviving corporation (the "Merger"). As a result of the Merger, Women.com became a wholly-owned subsidiary of iVillage. Pursuant to the Merger Agreement, each share of Women.com common stock was exchanged for
     0.322 of a share of iVillage common stock and a cash payment. Once the exchange is complete, iVillage estimates that it will have 54,545,202 shares issued and outstanding and accordingly has provided stockholders with adjusted ownership information which assumes all such shares have actually been issued in the exchange as of June 30, 2001.

(3) According to an Amended Schedule 13D filed on June 22, 2001, each of Hearst Magazines Property, Inc. ("Hearst Magazines"), Communications Data Services, Inc. ("CDS"), Hearst Holdings, Inc. ("Hearst Holdings"), The Hearst Corporation ("Hearst") and The Hearst Family Trust (the "Trust") may be deemed to beneficially own the 18,184,653 shares registered in the name of Hearst Communications, Inc. ("Hearst Communications"). Hearst Magazines has the power to direct the voting and disposition of the 18,184,653 shares as the controlling shareholder of Hearst Communications. CDS has the power to direct the voting and disposition of the 18,184,653 shares as the sole shareholder of Hearst Magazines. Hearst Holdings has the power to direct the voting and disposition of the 18,184,653 shares as the sole shareholder of CDS. The Trust and Hearst have the power to direct the voting and disposition of the 18,184,653 shares as the direct or indirect sole stockholders of Hearst and Hearst Holdings, respectively. Accordingly, Hearst Communications, Inc. shares the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by it, and Hearst Magazines, CDS, Hearst Holdings, Hearst and the Trust share the power to direct the voting and disposition of the 18,184,653 shares beneficially owned by Hearst Communications, Inc. The 18,184,653 shares include 2,065,695 shares of common stock issuable upon the exercise of a warrant; provided however, that the warrant is not exercisable unless at the time of exercise the average closing price of iVillage common stock exceeds $3.75 for 15 consecutive trading days.

(4) According to a Schedule 13G, filed on December 12, 2000 and as amended on February 12, 2001, Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in this section. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 and several investment advisers registered under Section 203 of the Investment Advisors Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group International, Inc. does not have investment power or voting power over any of the securities shown herein; however, Capital Group International, Inc. may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Exchange Act. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Exchange Act is deemed to be the beneficial owner of the 2,963,600 shares as a result of its serving as the investment manager of various institutional accounts.

(5) Consists of 2,511,983 shares of common stock beneficially owned by AOL Time Warner Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader is the President of the Venture Group of AOL Time Warner Investments. As such, Mr. Leader may be deemed to have voting power or investment power over the securities beneficially owned by AOL Time Warner Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by AOL Time Warner Inc. Includes options to purchase 10,834 shares of common stock that are currently exercisable. iVillage has been informed by AOL Time Warner Inc. that Mr. Leader is obligated to transfer such options or the benefit of such options to AOL or AOL Time Warner Inc.

(6) AOL Time Warner Inc. and its wholly owned subsidiary, America Online, Inc. ("AOL"), may be deemed to have shared power to vote and dispose of the 2,511,983 shares of iVillage common stock (including 350,908 shares of common stock issuable upon exercise of the warrants) registered in the name of AOL and owned beneficially by AOL Time Warner Inc.

(7) Rho Capital Partners, Inc., a New York corporation, may be deemed to be the beneficial owner of 1,668,885 shares pursuant to an investment advisory relationship by which Rho Capital Partners, Inc. exercises voting and investment control over the 1,668,885 shares registered in the name of Rho Management Trust I. Mr. Kairouz is Managing Director of Rho Capital Partners, Inc. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,668,885 shares owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares registered in the name of Rho Management Trust I other than an insignificant number of shares in which Mr. Kairouz has a pecuniary interest. Includes options to purchase 10,834 shares of common stock that are currently exercisable.

(8) Includes (a) options to purchase 843,750 shares of common stock that are currently exercisable and (b) 3,000 shares of common stock beneficially owned by Mr. McCormick's wife. Mr. McCormick disclaims beneficial ownership of the shares of common stock held by his wife.

(9) Includes options to purchase 237,083 shares of common stock that are currently exercisable. As of April 1, 2001, Ms. Carpenter resigned as a member of iVillage's board of directors. Please see "Executive Compensation--Employment Arrangements".

(10) Includes (a) options to purchase 163,959 shares of common stock that are currently exercisable and (b) 81,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/ Wishman 1998 Irrevocable Trust.

(11) Includes options to purchase 131,667 shares of common stock that are currently exercisable. As of April 2001, Mr. Glascott is no longer employed by iVillage.

(12) Includes options to purchase 99,740 shares of common stock that are currently exercisable.

(13) Consists of options to purchase 57,500 shares of common stock that are currently exercisable.

(14) Includes options to purchase 36,354 shares of common stock that are currently exercisable.

(15) Includes (a) 161 shares of common stock beneficially owned by Mr. Sikes' wife and (b) 805 shares of common stock held by the Whitestone Foundation. The Whitestone Foundation is a family owned trust of which Mr. Sikes is a trustee.

                              CERTAIN TRANSACTIONS


   On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 2000. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2002. Borrowings made under the note bear interest at 5.58% per annum and are payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 20,000 shares of common stock. Pursuant to an agreement with iVillage, Ms. Carpenter has resigned as Chief Executive Officer of iVillage as of August 1, 2000 and from iVillage's Board of Directors as of April 1, 2001. See "Executive Compensation--Employment Arrangements".

   During 1998, as amended in March 1999, iVillage entered into a stock purchase agreement with the National Broadcasting Company, Inc. ("NBC") pursuant to which iVillage issued shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock and 813,003 shares of series E convertible preferred stock in exchange for a promissory note of approximately $15.5 million. The note, which bears interest at the rate of 5% per annum, is payable in twelve installments of approximately $1.4 million, payable quarterly, beginning April 1, 1999. In connection with iVillage's initial public offering and the reverse stock split, the shares of series E convertible preferred stock and warrants were converted into 1,629,676 shares of common stock and warrants to purchase 323,625 shares of common stock at $15.45 per share and 271,003 shares of common stock at $18.45 per share, respectively. In addition, iVillage agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001, respectively. iVillage also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site. In February 2001, iVillage further amended its November 1998 agreement with NBC to provide for an extension of time during which iVillage must purchase its advertising or promotional spots on the NBC network. The revised terms require iVillage to purchase approximately $11.6 million of advertising or promotional spots between January 30, 2001 and December 31, 2002, with $3.0 million of such spots being telecast during the year 2001 and the remaining approximately $8.6 million during the year 2002. Martin Yudkovitz, President and Chief Executive Officer of NBC Multimedia, Inc., a division of NBC, resigned from iVillage's board of directors in April 2001.

   In July 1997, iVillage entered into an interactive services agreement with AOL, whereby iVillage received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between iVillage and AOL. This agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of iVillage, iVillage receiving guaranteed impressions and other services, iVillage was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide in-kind commitments to AOL which primarily consisted of the mentioning of "AOL Keyword: iVillage" within iVillage advertisements and other promotions.

   In January 1998, iVillage entered into a shopping channel promotional agreement with AOL, whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. This agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998. The shopping channel promotion agreement was amended in October 1998, at which time the monthly payment increased to approximately $10,833 and the agreement was extended to October 1999.

   On December 31, 1998, iVillage entered into an interactive services agreement with AOL, which superseded the 1997 agreement with AOL. The 1998 agreement with AOL expired on December 31, 2000 and allowed both parties to extend the term of the agreement for an additional year. The 1998 agreement with AOL provided for iVillage to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services iVillage was obligated to pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and provide up to $2 million of advertising to AOL. iVillage extended the 1998 agreement with AOL for periods after December 31, 2000 on a month-to-month basis for a monthly fee of $268,908 and is currently in negotiations with AOL to amend the 1998 agreement.

   On February 20, 2000, iVillage executed an addendum to the 1998 agreement under which AOL will distribute through the AOL network a customized version of iVillage's Astrology.Net Website and content, and provide guaranteed impressions, and other services. In consideration for such services iVillage is obligated to pay AOL monthly installments of $22,500 until June 6, 2000, an upfront payment of $700,000 in June 2000, and six quarterly installments of $350,000 commencing on September 6, 2000. The agreement expires on June 5, 2002.

   In January 2000, Women.com Networks, Inc. ("Women.com"), a Delaware corporation and a subsidiary of iVillage, entered into an interactive services agreement with AOL. This agreement is set to expire in March 2002 unless mutually extended; provided however that AOL has the option for a two year period to use one or more of the Women.com trademarks or tradenames as keywords or text based links from the AOL network to the Women.com website. In consideration for AOL carrying certain content of Women.com, Women.com received guaranteed impressions and other services. Women.com was obligated to pay AOL approximately $5.56 million in carriage fees during the term of the agreement. In addition, under the agreement AOL has the exclusive right to sell or license advertisements through Women.com's Astronet online area residing on the AOL network and is entitled to a revenue share on such advertising.

   In June 2000, Women.com entered into two amendments to the interactive services agreement pursuant to which Women.com agreed to pay AOL an additional carriage fee of approximately $3.5 million in consideration of AOL providing Women.com with guaranteed placements for Astronet content in the horoscopes area of the AOL network and the right to be the exclusive provider of horoscopes content on ICQ.com. The amendments with AOL are set to expire in June 2002. Lennert J. Leader, an iVillage director, is President of AOL Time Warner Ventures.

   On June 18, 2001, iVillage acquired Women.com pursuant to an Agreement and Plan of Merger dated as of February 5, 2001 by and among iVillage, Stanhope Acquisition Sub, LLC, a Delaware limited liability company ("Stanhope Acquisition Sub"), and Women.com and as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of February 22, 2001 and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated as of April 27, 2001 (collectively, the "Merger Agreement").

   Pursuant to the Merger Agreement, Stanhope Acquisition Sub was merged with and into Women.com, with Women.com as the surviving corporation. As a result of the merger, Women.com became a wholly-owned subsidiary of iVillage. The aggregate purchase price paid in connection with the merger was approximately $30.1 million consisting of approximately $220,000 in cash and 15,519,838 shares of iVillage common stock valued at $29.9 million (based on a price per share equal to the average closing price per share of iVillage common stock on The Nasdaq National Market for a five day period consisting of the two days prior to the execution of the Merger Agreement, the day the Merger Agreement was executed and the two days subsequent to the day the Merger Agreement was executed). Hearst Communications, Inc. ("Hearst Communications") owned approximately 46% of Women.com's outstanding common stock prior to the merger.

   On February 5, 2001, iVillage entered into a securities purchase agreement with Hearst Communications and amended and restated such agreement on February 22, 2001. Pursuant to the terms of the amended and restated securities purchase agreement, Hearst Communications agreed to purchase from iVillage 9,324,000 shares of iVillage common stock and a warrant exercisable for 2,100,000 shares of iVillage common stock less the amounts of common stock and warrants purchased by the other former Women.com stockholders pursuant to a rights offering. In addition, under the amended and restated securities purchase agreement, Hearst Communications agreed to purchase, or was required to purchase, additional shares of iVillage common stock in the event of any shortfall in the amount of Women.com's cash and working capital on March 31, 2001. Finally, Hearst Communications was required to purchase from iVillage additional shares of iVillage common stock in the event that in excess of 2% of the former Women.com stockholders exercised appraisal rights.

   Accordingly, on June 18, 2001, Hearst Communications purchased 9,171,343 shares of iVillage common stock and a warrant to purchase 2,065,695 shares of iVillage common stock for an aggregate purchase price of approximately $19.7 million. Hearst Communications did not purchase any shares of iVillage common stock pursuant to the shortfall provisions and the appraisal rights provisions of the amended and restated securities purchase agreement described above.

   On June 18, 2001, iVillage also entered into the stockholder agreement with Hearst Communications described above under "Proposal No. 1: Election of Directors".

   On June 18, 2001 as part of the merger with Women.com, iVillage assumed an amended and restated magazine content license and hosting agreement, which was originally entered into between Women.com and Hearst Communications. Under this agreement, and an amendment number two to the agreement which iVillage and Hearst Communications executed on June 18, 2001, iVillage will provide production and hosting services for certain web sites affiliated with selected Hearst magazines, including Good Housekeeping, Redbook, Cosmopolitan and Country Living. These sites will be part of the iVillage network. The magazine sites will be on URL's owned by Hearst Communications.

   Under the magazine content license and hosting agreement, as amended, iVillage agreed to provide Hearst Communications website production and hosting services, including the creation of original site content which will be owned by Hearst Communications. In consideration for these services, Hearst Communications agreed to:

   o pay iVillage at least $5.0 million per year for production services during the three-year term of the agreement, for a total of at least $15.0 million;

   o place at least $2.0 million of Hearst Communications advertising per year (total of $6 million) on the network, which amount may be increased in the second and third years of the agreement if Hearst Communications fails to pay iVillage the required fees for production services as described above. If such a shortfall in production fees occurs in the second and third years of the agreement, Hearst Communications must place additional advertising in an amount equal to 40% of the production fee shortfall; and

   o grant to iVillage a right of first offer on any new internet-based development projects initiated by Hearst Communications that are appropriate for inclusion on the network.

   The agreement also provides for revenue sharing between iVillage and Hearst Communications with respect to advertising revenues obtained by iVillage from the Hearst magazine websites and other iVillage websites containing substantial Hearst content. This revenue sharing arrangement requires that iVillage pay Hearst Communications a royalty payment based on net advertising revenues of at least $3.9 million during the three-year term of the agreement. This amount is reducible pro rata if Hearst Communications fails to expend the $5.0 million in production fees in the second and third years of the agreement.

   The magazine content license and hosting agreement, as amended, expires on June 18, 2004. However, the agreement may be terminated by either party immediately upon written notice to the other party in the event of a bankruptcy, insolvency or a change of control of the other party.

   As of June 30, 2001, Hearst Communications owned approximately 39.5% of the issued and outstanding iVillage common stock (32.1% assuming all former Women.com stockholders have exchanged their shares of Women.com common stock for shares of iVillage common stock) and had three designees, Messrs. Asher and Sikes and Ms. Black, on the iVillage Board of Directors.

   iVillage has entered into indemnification agreements with its executive officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against any and all expenses (including attorney's fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in or preparing to defend, be a witness in or participate in any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement of any pending, threatened or completed action, suit, claim, hearing, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other including all taxes imposed on such payment that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                            STOCK PERFORMANCE GRAPH


   The following graph shows a comparison of cumulative total stockholder returns for iVillage's common stock, the Nasdaq Stock Market Index for U.S. Companies, and The Street.com Internet Index. The graph assumes the investment of $100 on March 19, 1999, the date of iVillage's initial public offering, and the reinvestment of all dividends. The data regarding iVillage assumes an investment at the initial public offering price of $24.00 per share of iVillage's common stock. The performance shown is not necessarily indicative of future performance.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                              AMONG iVILLAGE INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE STREET.COM INTERNET INDEX


                                                                 The Street.com
Measurement Period               iVillage Inc.    Nasdaq Index   Internet Index
-------------------------------  -------------    ------------   --------------
Measurement Pt - 3/19/99.......       $100            $100            $100
12/31/99.......................      $84.38         $169.84          $182.23
12/31/00.......................      $5.35           $50.80          $24.68


$100 invested on 3/19/99 in stock or index - including reinvestment of dividends.


                                [CHART OMITTED]

                                PROPOSAL NO. 2:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


   The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as iVillage's independent auditors to audit the financial statements of iVillage for the fiscal year ending December 31, 2001, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP (or predecessors of this firm) has audited iVillage's financial statements since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

   Stockholder ratification of the selection of PricewaterhouseCoopers LLP as iVillage's independent auditors is not required by iVillage's By-Laws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of iVillage and its stockholders.

Audit Fees

   The aggregate fees billed for professional services rendered for the audit of iVillage's annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in iVillage's Quarterly Reports on Form 10-Q for that fiscal year were $154,000.

Financial Information Systems Design and Implementation Fees

   PricewaterhouseCoopers LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to iVillage, other than fees for the services described above under "Audit Fees", for the fiscal year ended December 31, 2000 were $176,398. The vast majority of these fees relate to tax and other miscellaneous services in support of iVillage, including services rendered in connection with the joint venture between a subsidiary of Unilever United States, Inc. and iVillage.

   iVillage's Audit Committee has considered whether the independent auditors' provision of tax and other non-audit services to iVillage is compatible with the auditors' independence. The iVillage Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE
"FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS iVILLAGE'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2001.


                             STOCKHOLDER PROPOSALS

   Stockholder proposals to be presented at the 2002 Annual Meeting of Stockholders, for inclusion in iVillage's proxy statement and form of proxy relating to that meeting, must be received by iVillage at its offices in New York, New York, addressed to the Secretary, not later than January 1, 2002. Such proposals must comply with iVillage's By-Laws and the requirements of Regulation 14A of the 1934 Act.

   If a stockholder intends to submit a proposal at iVillage's annual meeting in 2002, which proposal is not intended to be included in iVillage's proxy statement and form of proxy relating to that meeting, the stockholder must give appropriate notice to iVillage not later than January 1, 2002. If such a stockholder fails to submit the proposal in accordance with the deadline described above, iVillage will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at iVillage's annual meeting in 2002.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, iVillage's executive officers and directors and persons who own more than 10% of a registered class of iVillage's equity securities are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. reports of their ownership of, and transactions in, iVillage's common stock. Based solely on a review of copies of such reports furnished to iVillage, or written representations that no reports were required, iVillage believes that during the fiscal year ended December 31, 2000 its executive officers and directors complied with the Section 16(a) requirements except that (i) Mr. Martin Yudkovitz, a former director, failed to file a Form 4 or Form 5 for fiscal year 1999 transactions that were subsequently reported on Mr. Yudkovitz's Form 5 for fiscal year 2000; (ii) Ms. Carpenter failed to timely file a Form 4 for transactions in May 2000 that were subsequently reported in a Form 4 filed in July 2000 and (iii) Mr. McCormick timely reported a transaction for August 2000 but inadvertently under-reported the amount of securities beneficially owned by him at the end of August by 3,000 shares, which omission was corrected in a subsequent Form 4 for November 2000. In addition at the date of this Form 10-K, iVillage had not received either a Form 4 or Form 5 from Ms. Donna Introcasco, a former officer, reflecting an option grant to purchase shares of iVillage common stock granted to Ms. Introcasco in January 2000. At the date of this Form 10-K, iVillage had not received a written statement that no Form 5 filing was required from Ms. Carpenter and Mr. John Curran, a former officer, each of whom did not file a Form 5.


                                 OTHER MATTERS

   At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   /s/ STEVEN A. ELKES


                                   Steven A. Elkes
                                   Secretary

Dated: July 20, 2001

                                                                     APPENDIX A


                                 iVILLAGE INC.
                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER


   The Audit Committee shall be appointed by the Board of Directors (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of iVillage Inc. (the "Company"), (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

   The Audit Committee shall be comprised of three or more directors, as determined by the Board and in compliance with the requirements of the Nasdaq Stock Market, Inc. (the "Nasdaq"), as amended from time to time. Each member of the Audit Committee shall be an independent director as required by the rules of the Nasdaq; provided however that as permitted by the Nasdaq's rules, one director who is not "independent" as defined in the Nasdaq's rules, and is not a current employee or an immediate family member of an employee, may be appointed to the Audit Committee, if the Board under exceptional and limited circumstances, determines that membership on the Audit Committee by such person is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. In addition, all members of the Audit Committee shall be able to read and understand fundamental financial statements, including the balance sheet, income statement and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight experience.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall meet with the independent auditor without members of management or other personnel of the Company present.

   The Audit Committee shall make regular reports to the Board. In addition, the Audit Committee shall:

      1. Review and reassess the adequacy of this Audit Committee Charter annually and recommend any proposed changes to the Board for approval.

      2. Review the annual audited financial statements and any major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Company's financial statements, with management of the Company including, without limitation, the Chief Financial Officer and Controller.

      3. Review an analysis prepared by management of the Company and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

      4. Obtain assurance from the independent auditor that it has reviewed the Company's quarterly financial reports within the meaning of the procedures set forth in Statement on Auditing Standards No. 71 prior to the filing of the Company's Form 10-Q for each quarter.

      5. Review with management of the Company and the independent auditor the Company's quarterly financial statements prior to the filing of the Company's Form 10-Q for each quarter and, if possible, prior to any quarterly earnings announcement.

      6. Review the financial statements contained in the annual report to stockholders with management of the Company and the independent auditor to determine that the independent auditor is satisfied with the disclosure and content of the financial statements to be presented to the stockholders of the Company.

      7. Meet periodically with management of the Company to review the Company's major financial risk exposures and the steps taken by such management to monitor and control such exposures.

      8. Review with the independent auditor, the Company's Chief Financial Officer, Controller and other senior financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company.

      9. Review any recommendations of the independent auditor, the Company's Chief Financial Officer, Controller and other senior financial and accounting personnel for the improvement of internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

     10. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, Chief Financial Officer, Controller, other senior financial and accounting personnel or management of the Company.

     11. Recommend to the Board the appointment of the independent auditor to audit the financial statements of the Company and its subsidiaries, which independent auditor is ultimately accountable to the Audit Committee and the Board.

     12.  Approve the fees to be paid to the independent auditor.

     13. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, as may be modified or supplemented, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

     14. Evaluate, together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

     15. Review the appointment and replacement of the Chief Financial Officer, Controller and other senior financial and accounting personnel.

     16. Review the significant reports to management of the Company prepared by the Chief Financial Officer and/or Controller and management's responses.

     17. Meet with the independent auditor and senior financial and accounting personnel of the Company prior to the audit to review the planning and staffing of the audit and the scope of the proposed audit for the current year and the audit procedures to be utilized.

     18.  Obtain from the independent auditor assurance of compliance with
          Section 10A of the Securities Exchange Act of 1934.

     19. Obtain reports from management of the Company, the Chief Financial Officer, and Controller that the Company's subsidiary entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

     20. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit. Document that such discussion has taken place noting the date, participants and place of the discussion, but not the nature and scope of such discussion so that frank and open communication between the Audit Committee and the independent auditor may occur.

     21. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to such letter. Such review should include:

               a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

               b. Any changes required in the planned scope of the internal audit.

               c. The financial and accounting department responsibilities, budget and staffing.

     22. Review and approve disclosure in the Company's annual proxy statement regarding the Audit Committee. Such disclosure shall state
          (i) whether or not the Audit Committee members are independent, (ii) if a member is not independent the reason therefor and (iii) the reasons the Board appointed the current members of the Audit Committee to the Audit Committee.

     23. Prepare a report of the Audit Committee as required by the rules of the Securities and Exchange Commission and include such report in the Company's annual proxy statement. Such report shall include the following:

               a. A discussion that the Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

               b. The Audit Committee has discussed with the independent auditor the matters covered by Statement on Auditing Standards No. 61, as well as the independence of the independent auditor.

               c. A statement that based on the Audit Committee's review and discussions with management of the Company and the independent auditor the Audit Committee has recommended to the Board that the audited financial statements of the Company be included in the Company's Form 10-K.

               d. A statement that the Board has adopted a written Audit Committee Charter, which Charter shall be appended to the annual proxy statement at least once every three years beginning with the first annual proxy statement issued after December 15, 2000.

     24. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

     25. Review with the Company's Legal Department legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     26. Meet at least annually with the Chief Financial Officer, the Controller and the independent auditor in separate executive sessions.

     27. Meet four times in each calendar year or more frequently as circumstances require.

     28. Maintain minutes or other records of meetings and activities of the Audit Committee.

   In addition, the Audit Committee shall perform such other functions as assigned by law, the Company's Amended and Restated Certificate of Incorporation or By-Laws, or by the Board of Directors.

   While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management of the Company and the independent auditor. The Audit Committee recognizes that management, as well as the independent auditor, have more time, knowledge and more detailed information on the Company than do Audit Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management of the Company and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

--------------------------------------------------------------------------------
                                 iVILLAGE INC.
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD ON AUGUST 15, 2001

  The undersigned stockholder hereby appoints DOUGLAS W. MCCORMICK and STEVEN
A. ELKES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of iVillage Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iVillage Inc. to be held at the Hilton Times Square, 234 West 42nd Street, Empire Room, New York, New York, on Wednesday, August 15, 2001, at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all the powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect four Class III Directors.

 | | FOR all nominees below (except as marked to the contrary below)

 | | WITHHOLD AUTHORITY to vote for all nominees below

NOMINEES: 01 Nancy Evans  02 Habib Kairouz  03 Edward T. Reilly  04 Alfred Sikes

                TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S)
                         WRITE SUCH NOMINEE(S)' NAME(S)

       -----------------------------        ----------------------------

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify selection of PricewaterhouseCoopers LLP as independent auditors of iVillage Inc. for its fiscal year ending December 31, 2001.

                     | | FOR    | | AGAINST    | | ABSTAIN

                                            see reverse for voting instructions
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

RECEIPT OF NOTICE OF THE ANNUAL MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED, AND THE TERMS OF THE NOTICE AND PROXY STATEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS PROXY. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN FOR SAID MEETING OR ANY AND ALL ADJOURNMENTS, POSTPONEMENTS AND CONTINUATIONS THEREOF.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                        Address Change? Mark Box | |
                                        Indicate Changes Below

                                         --------------------------------------

                                        Dated:                           , 2001
                                               ------------------------

                                         --------------------------------------

                                         --------------------------------------
                                                      Signature(s)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
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